Exhibit 99.1

RELEASE NO. 1

Panacea Life Sciences Holdings, Inc. Adopts Diversification Plan: Vegan, Organic, Nutraceuticals, Alternative Health and Wellness Products and Investigative Research Plans for Psylocibin and other Psychedelics.

GOLDEN, Colo., July 7, 2023 (GLOBE NEWSWIRE) — Panacea Life Sciences Holdings, Inc. (OTCQB: PLSH) (“Panacea” or the “Company”), a plant-based natural health ingredient and product company, today announced expansion plans that target natural health and wellness across a broad spectrum of products.

In recent years, the therapeutic health and wellness interest in natural plant based products has exploded, given rise to increasing consumer interest and attention from the medical/scientific community. The Company plans to capitalize on this trend by expanding its focus to include Kratom and Kava and evaluating additional acquisition candidates for natural and organic based products in the natural health and wellness sector, including introduction of non-alcoholic health and energy drinks and vaping products. The Company will continue to offer its existing Panacea lines containing CBD/CBG and vegan soft gel caps under its own brand and as a contract manufacturer for others from the 51,000 sq.ft. cGMP facility in Golden, Colorado. The Company also plans to support new and existing clinical research on the benefits of functional mushrooms and psychedelics for aging, inflammation, and mental health conditions such as PTSD, including as psylocibin.

About Panacea Life Sciences Holdings, Inc.

Panacea Life Sciences Holdings, Inc. (PLSH) is holding company structured to develop and facilitate manufacturing, research, product development and distribution in the high-growth, natural human and animal health & wellness market segment. Its subsidiary, Panacea Life Sciences, Inc. (PLS) is a woman-founded and led company dedicated to manufacturing, distribution, research and production of the highest-quality nutraceutical, cannabinoid, mushroom, kratom and other natural, plant-based ingredients and products. PLS operates out of a 51,000 square foot, state-of-the-art, cGMP facility in Golden Colorado. If you would like more information, please visit www.panacealife.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, risks arising from supply chain disruptions or our ability to obtain raw materials as well as similar problems with our vendors, our ability to fulfill purchase orders on a timely manner, our ability to fully collect money for our purchase orders, the risk of customers returning our products, impact of the pandemic including new variants on our workforce, as well as those risks and uncertainties described by us in our annual report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Risk Factors”. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Contact:

info@panacealife.com

800-985-0515